Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 15, 2026, relating to the financial statements of Powerfleet, Inc. and the effectiveness of Powerfleet, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Powerfleet, Inc. for the year ended March 31, 2026.

/s/ Deloitte & Touche

Johannesburg, South Africa

September 28, 2026